Exhibit 4.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934

As of December 31, 2023, Net Lease Office Properties has its common shares of beneficial interest, $0.001 par value per share (“Common Shares”), registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). References in the following discussion to “NLOP,” “Net Lease Office Properties” “we,” “our” and “us” and similar references mean Net Lease Office Properties, excluding its subsidiaries, unless the context otherwise requires or otherwise expressly stated.

DESCRIPTION OF COMMON SHARES

The following description of our Common Shares, which is not complete and is subject to, and qualified in its entirety by reference to, our declaration of trust, as amended (our “Declaration of Trust”) and our bylaws, as amended (our “Bylaws”) each of which is filed or incorporated by reference as an exhibit to our Annual Report on Form 10-K of which this Exhibit is a part, and Maryland law. You should read our Declaration of Trust and Bylaws and the applicable provisions of Maryland law for a complete statement of the provisions described under this caption “Description of Common Shares” and for other provisions that may be important to you.

General

Our Declaration of Trust authorizes us to issue up to 50,000,000 shares of beneficial interest, consisting of 45,000,000 common shares of beneficial interest, $0.001 par value per share and 5,000,000 preferred shares of beneficial interest, $0.001 par value per share.
Common Shares

Subject to certain restrictions on ownership and transfer of our shares of beneficial interest and the voting rights of holders of outstanding shares of beneficial interest of any other class or series of our shares, holders of our common shares will be entitled to one vote for each share held of record on all matters on which shareholders are entitled to vote generally, including the election or removal of trustees.

Holders of our common shares will be entitled to receive dividends if, as and when authorized by our Board of Trustees (the “Board”) and pursuant to our Declaration of Trust and declared by us out of assets legally available for the payment of dividends. Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of outstanding shares of beneficial interest of any class or series of our shares of beneficial interest having liquidation preferences, if any, the holders of our common shares will be entitled to receive pro rata our remaining assets available for distribution. Holders of our common shares will not have preemptive, subscription, redemption, preference, exchange, conversion or appraisal rights. There will be no sinking fund provisions applicable to the common shares. All issued and outstanding common shares will be fully paid and nonassessable and will have equal dividend, distribution, liquidation and other rights and have no preference rights. The rights, powers, preferences and privileges of holders of our common shares will be subject to those of the holders of any of our preferred shares or any other class or series of shares of beneficial interest we may authorize and issue in the future.

Under Maryland law, a Maryland real estate investment trust generally may not amend its declaration of trust (with limited exceptions), or merge or consolidate with another entity, unless the action is advised by its Board of Trustees and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. As permitted by Maryland law, our Declaration of Trust provides that any of these actions, once advised by our Board, may be approved by the affirmative vote of shareholders entitled to cast a majority of all of the votes entitled to be cast on the matter. However, unlike a Maryland corporation, a Maryland real estate investment trust is not required to obtain shareholder approval for a sale of all or substantially all of its assets or to dissolve, and such requirements are not required in our Declaration of Trust in order to provide the Trustees with additional flexibility in realizing the value of the Office Properties. In addition, the termination of our existence must be approved by our board of trustees and approved by the vote of shareholders entitled to cast two-thirds of all of the votes entitled to be cast on the matter.

Further, under Maryland law, the declaration of trust of a Maryland real estate investment trust may permit the trustees, by a two-thirds vote, to amend the declaration of trust from time to time to qualify as a REIT under the Code or the Maryland real estate investment trust law, without the affirmative vote or written consent of the shareholders. Our Declaration of Trust permits such action by the Board.

The Board has the right to adopt and amend the Bylaws. Additionally, our Bylaws provide that shareholders may adopt, alter or repeal any provision in the Bylaws by the affirmative vote of a majority of the votes entitled to be cast on the matter, to the extent permitted by law.

Power to Reclassify and Issue Shares of Beneficial Ownership

Subject to the rights of holders of any outstanding of our preferred shares, our Board will be able to, without approval of holders of our common shares, classify and reclassify any unissued shares of beneficial interest into other classes or series of shares of beneficial interest, including one or more classes or series of shares of beneficial interest that have preference over our common shares with respect to dividends or upon liquidation, or have voting rights and other rights that differ from the rights of the common shares, and authorize us to issue the newly-classified shares of beneficial interest. Before authorizing the issuance of shares of beneficial interest of any new class or series, our Board will be required to set, subject to Maryland Law and the provisions in our Declaration of Trust relating to the restrictions on ownership and transfer of shares of beneficial interest, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series of shares of beneficial interest. In addition, our Declaration of Trust authorizes our Board, with the approval of a majority of our Board and without shareholder approval, to amend our Declaration of Trust to increase or decrease the aggregate number of shares of beneficial interest, or the number of shares of beneficial interest of any class or series, that we are authorized to issue, subject to the rights of holders of our preferred shares. These actions will be able to be taken without the approval of holders of our common shares unless such approval is required by applicable law, the terms of any other class or series of our shares of beneficial interest or the rules of any stock exchange or automated quotation system on which any of our shares of beneficial interest are listed or traded.

Preferred Shares

Prior to issuance of shares of each class or series of preferred shares having terms not already established pursuant to our Declaration of Trust, our Board is required by Maryland law and our Declaration of Trust to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each such class or series. Our Board could authorize the issuance of preferred shares that have priority over our common shares with respect to dividends or rights upon liquidation or with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change of control of NLOP that might involve a premium price for holders of our common shares or otherwise be in their best interests.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT for U.S. federal income tax purposes, our shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year.

Our Declaration of Trust contains restrictions on the ownership and transfer of our shares of beneficial interest. Subject to the exceptions described below, our Declaration of Trust provides that no person or entity will be able to beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% of outstanding common shares, in value or by number of shares, whichever is more restrictive, or more than 9.8%, in value or by number of shares, whichever is more restrictive, of shares of each class and series of outstanding preferred shares.

The constructive ownership rules under the Code are complex and may cause shares of beneficial interest owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of 9.8% or less of a class or series of our shares of beneficial interest, or the acquisition of an interest in an entity that owns our shares of beneficial interest, could, nevertheless, cause the acquirer or another individual or entity to own our shares of beneficial interest in excess of the ownership limit.

In addition, our Declaration of Trust provides that our Board will have the power to, upon receipt of certain representations and agreements and in its sole discretion, prospectively or retroactively, exempt a person from the ownership limit or establish a different limit on ownership for a particular shareholder if the shareholder’s ownership in excess of the ownership limit would not result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT. As a condition to granting a waiver of the ownership limit or creating an excepted holder limit, our Board will be able, but will not be required, to require an opinion of counsel or IRS ruling satisfactory to our Board as it may deem necessary or advisable to determine or ensure our status as a REIT and may impose such other conditions or restrictions as it deems appropriate. Our Board’s ability to grant a waiver of the ownership limit or create an excepted holder limit may be limited by the use of certain dividend procedures which the Company may be required to utilize in order to continue to qualify as a REIT and certain restrictions on changes in ownership set forth in the NLOP Financing Arrangements.

In connection with granting a waiver of the ownership limit or creating or modifying an excepted holder limit, or at any other time, our Declaration of Trust provides that our Board will be able to increase or decrease the ownership limit unless, after giving effect to any increased or decreased ownership limit, five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) could beneficially own or constructively own, in the aggregate, more than 50% in value of the shares of our beneficial interest then outstanding or we would otherwise fail to qualify as a REIT. A decreased ownership limit will not apply to any person or entity whose percentage ownership of our shares of beneficial interest is in excess of the decreased ownership limit until the person or entity’s ownership of our shares equals or falls below the decreased ownership limit, but any further acquisition of our shares of beneficial interest will be subject to the decreased ownership limit.

Our Declaration of Trust also provides that:

•any person is prohibited from owning our shares of beneficial interest that, if effective, would cause us or any of our subsidiary REITs, as applicable, to constructively own more than 10% of the ownership interests, assets or net profits in (i) any of our tenants or (ii) any tenant of one of our direct or indirect subsidiaries, to the extent such ownership would cause us or any of our subsidiary REITs, as applicable, to fail to qualify as a REIT;
•any person is prohibited from beneficially or constructively owning our shares of beneficial interest that would result in our or any of our subsidiary REITs, as applicable, being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us or any of our subsidiary REITs, as applicable, to fail to qualify as a REIT; and
•any person is prohibited from transferring our shares of beneficial interest if the transfer would result in our shares of beneficial interest being beneficially owned by fewer than 100 persons.

Our Declaration of Trust provides that any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of beneficial interest that will or may violate the ownership limit or any other restrictions on ownership and transfer of our shares of beneficial interest discussed above, and any person who owned or would have owned our shares of beneficial interest that are transferred to a trust for the benefit of one or more charitable beneficiaries described below, will be required to give immediate written notice of such an event or, in the case of a proposed or attempted transfer, give at least 15 days’ prior written notice to us and provide us with such other information as we may request in order to determine the effect of the transfer on our status as a REIT.

The provisions of our Declaration of Trust relating to the restrictions on ownership and transfer of our shares will not apply if our Board determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT, or that compliance is no longer required in order for us to qualify as a REIT.

Our Declaration of Trust provides that any attempted transfer of our shares of beneficial interest that, if effective, would result in our shares of beneficial interest being beneficially owned by fewer than 100 persons will be void ab initio and the intended transferee will acquire no rights in such shares of beneficial interest. Our Declaration of Trust provides that any attempted transfer of our shares of beneficial interest that, if effective, would result in a violation of the ownership limit (or other limit established by our Declaration of Trust or our Board), any person owning our shares of beneficial interest that, if effective, would cause us or any of our subsidiary REITs, as applicable, to constructively own more than 10% of the ownership interests, assets or net profits in (i) any of our tenants or (ii) any tenant of one of our direct or indirect subsidiaries, to the extent such ownership would cause us or any of our subsidiary REITs, as applicable, to fail to qualify as a REIT, or our or any of our subsidiary REITs, as applicable, being “closely held” under Section 856(h) of the Code or our or any of our subsidiary REITs, as applicable, otherwise failing to qualify as a REIT, will be transferred automatically to a trust for the exclusive benefit of one or more charitable beneficiaries, and the intended transferee will not acquire any rights in the shares and, if such voidness is not effective, then the transfer of the number of shares of beneficial interest causing the violation will be void ab initio, and the intended transferee will not acquire any rights in the shares. The automatic transfer will be effective as of the close of business on the business day before the date of the attempted transfer or other event that resulted in a transfer to the trust. Our Declaration of Trust provides that if the transfer to the trust as described above does not occur or is not automatically effective, for any reason, to prevent a violation of the applicable restrictions on ownership and transfer of our shares, then the attempted transfer which, if effective, would have resulted in a violation on the restrictions of ownership and transfer of our shares, will be void ab initio and the intended transferee will acquire no rights in such shares of beneficial interest.

Our Declaration of Trust provides that our shares of beneficial interest held in the trust will be issued and outstanding shares of beneficial interest. The intended transferee may not benefit economically from ownership of any shares of beneficial interest held in the trust and will have no rights to dividends and no rights to vote or other rights attributable to the shares of beneficial interest held in the trust. The trustee of the trust will exercise all voting rights and receive all dividends and other distributions with respect to shares held in the trust for the exclusive benefit of the charitable beneficiary of the trust. Our Declaration of Trust provides that any dividend or other distribution paid before we discover that the shares of beneficial interest have been transferred to a trust as described above must be repaid by the recipient to the trustee upon demand by us. Pursuant to our Declaration of Trust, subject to Maryland law, effective as of the date that the shares of beneficial interest have been transferred to the trust, the trustee will have the authority to rescind as void any vote cast by an intended transferee before our discovery that the shares of beneficial interest have been transferred to the trustee and to recast the vote in accordance with the direction of the trustee acting for the benefit of the charitable beneficiary of the trust.

Pursuant to our Declaration of Trust, within 20 days of receiving notice from us of a transfer of shares of beneficial interest to the trust, the trustee must sell the shares to a person, designated by the trustee, that would be permitted to own the shares without violating the ownership limit or the other restrictions on ownership and transfer of our shares of beneficial interest in our Declaration of Trust. After such sale of the shares of beneficial interest, the interest of the charitable beneficiary in the shares of beneficial interest sold will terminate and the trustee must distribute to the intended transferee, an amount equal to the lesser of:

•the price paid by the intended transferee for the shares of beneficial interest or, if the intended transferee did not give value for the shares of beneficial interest in connection with the event that resulted in the transfer to the trust at the market price of the shares of beneficial interest on the day of the event that resulted in the transfer of such shares of beneficial interest to the trust; and
•the sales proceeds received by the trustee for the shares of beneficial interest.

Any net sales proceeds in excess of the amount payable to the intended transferee shall be paid to the charitable beneficiary.

Our Declaration of Trust provides that NLOP shares of beneficial interest held in the trust will be deemed to be offered for sale to us, or our designee, at a price per share equal to the lesser of:

•the price per share in the transaction that resulted in the transfer to the trust or, in the case of a gift, devise or other such transaction, at market price, at the time of such gift, devise or other such transaction; and
•the market price on the date we accept, or our designee accepts, such offer.

The amount payable to the transferee may be reduced by the amount of any dividends or other distributions that we paid to the intended transferee before we discovered that the shares of beneficial interest had been transferred to the trust and that is owed by the intended transferee to the trustee as described above. We may accept the offer until the trustee has otherwise sold the NLOP shares of beneficial interest held in the trust. Pursuant to our Declaration of Trust, upon a sale to us, the interest of the charitable beneficiary in the shares of beneficial interest sold will terminate and the trustee must distribute the net proceeds of the sale to the intended transferee and distribute any dividends or other distributions held by the trustee with respect to the shares of beneficial interest to the charitable beneficiary.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the outstanding NLOP shares of beneficial interest, within 30 days after the end of each taxable year, must give us written notice stating the person’s name and address, the number of shares of each class and series of our preferred shares that the person beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide us with any additional information that we request in order to determine the effect, if any, of the person’s beneficial ownership on our status as a REIT and to ensure compliance with the ownership limit. In addition, any person or entity that is a beneficial owner or constructive owner of our shares of beneficial interest and any person or entity (including the shareholder of record) who is holding our shares of beneficial interest for a beneficial owner or constructive owner will be required to, on request, disclose to us such information as we may request in order to determine our status as a REIT or to comply, or determine our compliance, with the requirements of any governmental or taxing authority.

If our Board authorizes any of our shares of beneficial interest to be represented by certificates, the certificates will bear a legend referring to the restrictions described above.

These restrictions on ownership and transfer of our shares of beneficial interest could delay, defer or prevent a transaction or a change of control of us that might involve a premium price for our common shares or otherwise be in the best interests of our shareholders.

Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws

Election and Removal of Trustees

Our Declaration of Trust and Bylaws provide that the number of our trustees may be established, increased or decreased only by a majority of our Board but may not be more than fifteen. Under Maryland real estate investment trust law, we may not have fewer than one trustee. Our Declaration of Trust will initially divide our Board into three classes, denominated as Class I, Class II and Class III. Class I will serve until the 2025 annual meeting of shareholders, at which annual meeting such trustees will be elected to a term expiring at the 2027 annual meeting of shareholders. Class II will serve until the 2026 annual meeting of shareholders, at which annual meeting such trustees will be elected to a term expiring at the 2027 annual meeting of shareholders, and Class III will serve until the 2027 annual meeting of shareholders at which annual meeting all trustees will be elected to a term expiring at the 2028 annual meeting of shareholders. Commencing with the 2027 annual meeting of shareholders, each trustee shall be elected annually for a term of one year and shall hold office until the next succeeding annual meeting and until a successor is duly elected and qualifies.

Our Bylaws provide for the election of trustees, in uncontested elections, by a majority of the votes cast for and against such nominee at a meeting of shareholders duly called and at which a quorum is present. In contested elections, the election of trustees shall be by a plurality of all votes cast. If a nominee who is currently serving as a trustee is not re-elected, Maryland law provides that the trustee would continue to serve on the Board as a “holdover” trustee. However, under our Corporate Governance Guidelines, each trustee nominee who does not receive the required majority vote for election must submit a resignation. The Nominating and Corporate Governance Committee would then make a recommendation to the Board about whether to accept or reject the resignation or take other action. The Board would act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and rationale within 90 days from the date the election results were certified. If the Board accepts a trustee’s resignation, it may fill the resulting vacancy or decrease the size of the Board as provided in our Bylaws.

Our Declaration of Trust and Bylaws provide that any vacancy on our Board may be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum of the Board, except that a vacancy created by the removal of a trustee by shareholders may also be filled by the requisite vote or consent of shareholders set forth in our Bylaws.

Our Declaration of Trust also provides that, subject to the rights of holders of one or more classes or series of preferred shares to elect or remove one or more trustees, a trustee may be removed only for cause (defined as a conviction of a felony or a final judgment of a court of competent jurisdiction holding that such trustee caused demonstrable, material harm to the trust through willful misconduct, bad faith or active and deliberate dishonesty) and only by the affirmative vote of shareholders holding a majority of all of the shares then outstanding and entitled to vote generally in the election of trustees.

The holders of our common shares will not have cumulative voting rights in the election of trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election.

Amendment to Declaration of Trust and Bylaws

Amendments to our Declaration of Trust must be advised by our Board and approved by the affirmative vote of our shareholders entitled to cast a majority of all of the votes entitled to be cast on the matter. Our Declaration of Trust may also be amended by our Board without shareholder approval as allowed under Maryland law, in any manner in which the charter of a Maryland corporation may be amended without shareholder approval and as provided in our Declaration of Trust. Each of our Board and our shareholders, by the affirmative vote of not less than a majority of all shares then outstanding and entitled to be cast on the matter, have the power to amend our Bylaws.

No Shareholder Rights Plan

We do not have a shareholder rights plan, and will not adopt a shareholder rights plan in the future without (i) the prior approval of our shareholders by the affirmative vote of a simple majority of our shareholders or (ii) seeking ratification from our shareholders within 12 months of adoption of such rights plan if our Board determines, in the exercise of its duties under applicable law, that it is in our best interest to adopt a rights plan without the delay of seeking prior shareholder approval.

Business Combinations

Under the Business Combination Act, certain “business combinations” between a Maryland real estate investment trust and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, and, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested shareholder is defined as:

•any person (other than the trust or a subsidiary) who beneficially, directly or indirectly, owns 10% or more of the voting power of the trust’s outstanding shares after the date on which the trust had 100 or more beneficial owners of shares; or

•an affiliate or associate of the trust who, at any time within the two-year period before the date in question and after the date on which the trust had 100 or more beneficial owners of its shares, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the trust’s then-outstanding voting shares of the trust.

A person is not an interested shareholder under the Business Combination Act if the Board approves in advance the transaction by which the person otherwise would have become an interested shareholder. In approving the transaction, the Board may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the Board.

After the five-year prohibition, any business combination between the Maryland trust and the interested shareholder generally must be recommended by the Board and approved by the affirmative vote of at least:

•80% of the votes entitled to be cast by holders of outstanding voting shares of the trust; and
•two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the trust other than voting shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

These super-majority vote requirements do not apply if the holders of the trust’s common shares receive a minimum price, as defined under the Business Combination Act, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

As permitted under Maryland law, we have elected by resolution of our Board to opt out of the foregoing provisions on business combinations. However, we cannot assure you that our Board will not opt to be subject to such provisions in the future, including opting to be subject to such provisions retroactively.

Control Share Acquisitions

The Maryland Control Share Acquisition Act (the “MCSAA”) provides that a holder of control shares of a Maryland real estate investment trust acquired in a control share acquisition has no voting rights with respect to the control shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, by officers or by employees who are trustees of the trust are excluded from shares entitled to vote on the matter. Control shares are outstanding voting shares that, if aggregated with all other shares owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise or direct voting power in electing trustees within one of the following ranges of voting power:

•one-tenth or more but less than one-third;
•one-third or more but less than a majority; or
•a majority or more of all voting power.
Control shares do not include shares the acquirer is then entitled to vote as a result of having previously obtained shareholder approval or shares acquired directly from us. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the Board to call a special meeting of shareholder to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.

If voting rights are not approved at the meeting or if the acquirer does not deliver an acquiring person statement as required by the statute, then the trust may, subject to certain limitations and conditions, redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last acquisition of control shares by the acquiring person in a control share acquisition; or, if a meeting of shareholders is held at which the voting rights of the shares are considered and not approved, then as of the date of the meeting. If voting rights for control shares are approved at a shareholders meeting and the acquirer becomes entitled to exercise or direct the exercise of a majority of the voting power, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The MCSAA does not apply (a) to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction or (b) to acquisitions approved or exempted by our Declaration of Trust or Bylaws of the trust.

Our Bylaws contain a provision exempting any acquisition of our shares by any person from the foregoing provisions on control shares. In the event that our Bylaws are amended to modify or eliminate this provision, certain acquisitions of outstanding shares of our common shares may constitute control share acquisitions and may be subject to the MCSAA.

Unsolicited Takeovers

The Maryland Unsolicited Takeover Act (Title 3, Subtitle 8 of the MGCL) (the “MUTA”) permits a Maryland real estate investment trust with a class of equity securities registered under the Exchange Act and at least three independent trustees to elect, by provision in its Declaration of Trust or Bylaws or a resolution of its Board and without the need for shareholder approval, and notwithstanding any contrary provision in our Declaration of Trust or Bylaws, unless our Declaration of Trust or a resolution adopted by the Board prohibits such election, to be subject to any or all of five provisions, including:

•a classified Board;
•a two-thirds vote requirement for removing a trustee;
•a requirement that the number of trustees be fixed only by vote of the trustees;
•a requirement that a vacancy on the Board be filled only by the affirmative vote of a majority of the remaining trustees and for the remainder of the full term of the class of trustees in which the vacancy occurred and until a successor is elected and qualifies; and
•a provision that a special meeting of shareholders must be called upon shareholder request only on the written request of shareholders entitled to cast a majority of the votes entitled to be cast at the meeting.

Our Declaration of Trust provides that we are prohibited from electing to be subject to any or all of the provisions of the MUTA unless such election is first approved by the affirmative vote of shareholders of not less than a majority of all shares of ours then outstanding and entitled to be cast on the matter.

Through provisions in our Declaration of Trust and Bylaws unrelated to the MUTA, (1) our Board will be classified until the 2027 annual meeting of shareholders, (2) a trustee may be removed only for cause and only by the affirmative vote of a majority of the shares then outstanding and entitled to vote generally in the election of trustees, (3) vacancies on our Board may generally only be filled by our Board, except for vacancies created by the removal of a trustee by shareholders, (4) our Board has the exclusive power to fix the number of trustees, and (5) we require the request of shareholders entitled to cast a majority of all votes entitled to be cast at the meeting to call a special meeting (unless the special meeting is called by our Board, our Chief Executive Officer or the Lead Trustee of our Board as described below under “- Special Meetings of Shareholders”).
Special Meetings of Shareholders

Our Board or the Lead Trustee of our Board or Chief Executive Officer may call a special meeting of our shareholders. Our Bylaws provide that a special meeting of our shareholders to act on any matter that may properly be considered at a meeting of our shareholders must also be called by our secretary upon the written request of shareholders entitled to cast a majority of all the votes entitled to be cast on such matter at the meeting and containing the information required by our Bylaws.

Shareholder Action by Written Consent

Our Declaration of Trust permits shareholder action by consent in lieu of a meeting to the extent permitted by our Bylaws. Our Bylaws provide that any action required or permitted to be taken at any meeting of the holders of common shares entitled to vote generally in the election of trustees may be taken without a meeting (a) if a unanimous consent setting forth the action is given in writing or by electronic transmission by each shareholder entitled to vote on the matter and filed with the minutes of proceedings of the shareholders or (b) if the action is advised, and submitted to the shareholders for approval, by our Board and a consent in writing or by electronic transmission of shareholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of shareholders is delivered to us in accordance with the MGCL. We will give notice of any action taken by less than unanimous consent to each shareholder not later than ten days after the effective time of such action.

Competing Interests and Activities of Our Trustees and Officers

Our Declaration of Trust provides that we have the power to renounce, by resolution of our Board, any interest or expectancy in, or in being offered an opportunity to participate in, business opportunities or classes or categories of business opportunities that are (i) presented to us or (ii) developed by or presented to one or more of our trustees or officers.

Advance Notice of Trustee Nomination and New Business

Our Bylaws provide that nominations of individuals for election as trustees and proposals of business to be considered by shareholders at any annual meeting may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our Board or any duly authorized committee of our Board or (3) by any shareholder present in person or by proxy who was a shareholder of record both at the time of provision of notice by the shareholders and at the time of the meeting, who is entitled to vote at the meeting in the election of the individuals so nominated or on such other proposed business and who has complied with the advance notice procedures of our Bylaws. Shareholders generally must provide notice to our secretary not earlier than the 150th day nor later than the close of business on the 120th day before the first anniversary of the date of our proxy statement for the preceding year’s annual meeting.

Only the business specified in the notice of the meeting may be brought before a special meeting of our shareholders. Nominations of individuals for election as trustees at a special meeting of shareholders may be made only (1) by or at the direction of our Board or any duly authorized committee of our Board or (2) if the special meeting has been called in accordance with our Bylaws for the purpose of electing trustees, by any shareholder who is a shareholder of record both at the time of provision of notice and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures of our Bylaws. Shareholders generally must provide notice to our secretary not earlier than the 120th day before such special meeting and not later than the close of business on the later of the 90th day before such special meeting or the tenth day after the first public announcement of the date of the special meeting and the nominees of our Board to be elected at the meeting.

A shareholder’s notice must contain certain information specified by our Bylaws about the shareholder, its affiliates and any proposed business or nominee for election as a trustee, including information about the economic interest of the shareholder, its affiliates and any proposed nominee in us.

Effect of Certain Provisions of Maryland Law and our Declaration of Trust and Bylaws

The restrictions on ownership and transfer of our shares prohibit any person from acquiring, with respect to any class or series of NLOP’s shares of beneficial interest, more than 9.8% (in value or by number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of such class or series of NLOP’s shares of beneficial interest, including our common shares, without the approval of our Board. These provisions may delay, defer or prevent a change in control of us. Further, subject to the rights of holders of preferred shares, our Board has the power to increase the aggregate number of authorized shares, or the number of authorized shares of any class or series, and to classify and reclassify any unissued NLOP shares of beneficial interest into other classes or series of shares, and to authorize us to issue the newly-classified shares, and could authorize the issuance of shares of common shares or another class or series of shares, including a class or series of preferred shares, that could have the effect of delaying, deferring or preventing a change in control of us. We believe that the power to increase the aggregate number of authorized shares and to classify or reclassify unissued shares of common or preferred shares, without approval of holders of our common shares, provides us with increased flexibility in structuring possible future financings and in meeting other needs that might arise.

The staggered terms of trustees may also delay, defer or prevent an attempt to change control of NLOP through a tender offer or proxy contest. In addition, our Declaration of Trust and Bylaws also provide that the number of trustees may be established only by our Board and that trustees may only be removed for cause. The provisions of our Bylaws require shareholders seeking to call a special meeting, nominate an individual for election as a trustee or propose other business at an annual meeting to comply with certain notice and information requirements. We believe that these provisions will help to assure the continuity and stability of our business strategies and policies as determined by our Board and promote good corporate governance by providing us with clear procedures for calling special meetings, information about a shareholder proponent’s interest in us and adequate time to consider shareholder nominees and other business proposals. However, these provisions, alone or in combination, could make it more difficult for our shareholders to remove incumbent trustees or fill vacancies on our Board with their own nominees and could delay, defer or prevent a change in control, including a proxy contest or tender offer that might involve a premium price for our common shareholders or otherwise be in the best interest of our shareholders.

Exclusive Forum

Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland (and any shareholder that is a party to any action or proceeding pending in such Court shall cooperate in having the action or proceeding assigned to the Business & Technology Case Management Program), or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of any duty owed by any of our present or former trustees, officers, other employees or agents to us or to our shareholders, (c) any action asserting a claim against us or any of our present or former trustees, officers, other employees or agents arising pursuant to any provision of the Maryland real estate investment trust law or our Declaration of Trust or Bylaws or (d) any action asserting a claim against us or any of our present or former trustees or officers or other employees that is governed by the internal affairs doctrine. This exclusive forum provision does not apply to claims under the Securities Act, the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction.

Limitation of Liability and Indemnification of Trustees and Officers

Maryland law permits us to include a provision in our Declaration of Trust eliminating the liability of our trustees and officers to us and our shareholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) a final judgment based upon a finding that his or her action or failure to act was the result of active and deliberate dishonesty by the trustee or officers and was material to the cause of action adjudicated. Our Declaration of Trust contains a provision that eliminates our trustees’ or officers’ liability to us and our shareholders for money damages to the maximum extent permitted by Maryland law. Maryland law also permits us to include a provision in our Declaration of Trust providing that none of our shareholders will be personally liable by reason of such shareholder’s status as a shareholder for any of our obligations.

Maryland law permits us and our Declaration of Trust and our Bylaws require us to indemnify a present or former trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits us to indemnify our present and former trustees and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party to, or witness in, by reason of their service in those or certain other capacities unless it is established that:

•the act or omission of the trustee or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;
•the trustee or officer actually received an improper personal benefit in money, property or services; or
•in the case of any criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.

However, Maryland law prohibits us from indemnifying a trustee or officer who has been adjudged liable in a suit by us or on our behalf or in which the trustee or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the trustee or officer is fairly and reasonably entitled to indemnification, even though the trustee or officer did not meet the standard of conduct for indemnification set forth above or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or on our behalf, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

Our Declaration of Trust and our Bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•any present or former trustee or officer against any claim or liability to which he or she may become subject by reason of service in such capacity; or

•any individual who, while a trustee or officer of our trust and at our request, serves or has served as a director, trustee, officer, partner, member or manager of another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity.

Our Declaration of Trust and Bylaws provide that we have the power, with approval of our Board, to provide such indemnification and advance of expenses to a person who served a predecessor of us in any such capacity described above and to any employee or agent of us or a predecessor of us.

Indemnification Agreements

We have entered into an indemnification agreement with each of our trustees and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees or executive officers, we have been informed that, in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

We have purchased and maintain insurance on behalf of all of our trustees and executive officers against liability asserted against or incurred by them in their official capacities, whether or not we are required to have the power to indemnify them against the same liability.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Shares is Computershare Inc.

New York Stock Exchange Listing

Our Common Shares are listed on The New York Stock Exchange under the symbol “NLOP. ”

Authorized but Unissued Capital Stock

The listing requirements of the NYSE, which applies so long as our shares of Common Shares are listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of our Common Shares.